Exhibit 99.1

ITC Holdings Reports Increased Fourth Quarter and Year-End 2013 Results

Highlights

•              Full-year 2013 operating earnings of $4.90 per diluted common share; full-year 2013 reported earnings of $4.42 per diluted common share

•              Fourth quarter 2013 operating earnings of $1.32 per diluted common share; fourth quarter 2013 reported earnings of $1.45 per diluted common share

•              Full-year 2013 capital investments of $844.5 million

•              Reaffirmed 2014 operating earnings per share guidance of $5.50 to $5.70 per diluted share on a pre-stock split basis ($1.83 to $1.90 per share on a split adjusted basis) and capital expenditure guidance of $730 to $840 million

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2013	2012	2013	2012
OPERATING REVENUES	$255,369	$221,646	$941,272	$830,535
REPORTED NET INCOME	$76,937	$48,256	$233,506	$187,876
OPERATING EARNINGS	$69,958	$56,995	$258,602	$216,516
REPORTED DILUTED EPS(1)	$1.45	$0.92	$4.42	$3.60
OPERATING DILUTED EPS(1)	$1.32	$1.09	$4.90	$4.15

(1)         Reported and operating earnings per share amounts do not reflect the impact of the three-for-one stock split, which will be effective on February 28, 2014

NOVI, Mich., February 27, 2014, ITC Holdings Corp. (NYSE: ITC) today announced its results for the fourth quarter and year-ended December 31, 2013, all of which are reported on a pre-stock split basis.  Reported net income for the quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $76.9 million, or $1.45 per diluted common share, compared to $48.3 million or $0.92 per diluted common share for the fourth quarter of 2012.  For the year ended December 31, 2013, reported net income was $233.5 million, or $4.42 per diluted common share, compared to $187.9 million, or $3.60 per diluted common share for the same period last year.

Operating earnings for the fourth quarter were $70.0 million, or $1.32 per diluted common share, compared to operating earnings of $57.0 million, or $1.09 per diluted common share for the fourth quarter of 2012. For the year-ended December 31, 2013, operating earnings were $258.6 million, or $4.90 per diluted common share, compared to operating earnings of $216.5 million, or $4.15 per diluted common share for the same period last year.  Operating earnings are non-GAAP measures that exclude the following items:

•                  After-tax impacts associated with the Entergy Corporation (Entergy) transaction consisting of a gain of approximately $7.1 million or $0.13 per diluted common share for the fourth quarter 2013 and after-tax expenses of $8.7 million or $0.17 per diluted common share for the fourth quarter 2012. The gain for the fourth quarter of 2013 reflects a reduction in the income tax provision and a corresponding increase in net income related to the tax effects of Entergy transaction expenses that were previously considered non-deductible for tax purposes, but, due to the termination of the transaction in December 2013, will now be deductible.  This amount includes $5.6 million associated with expenses that were incurred in 2012 and 2011.  For the year-end periods of December 31, 2013 and December 31, 2012, the impacts consisted of after-tax expenses of approximately $24.8 million or $0.47 per diluted common share and $20.3 million or $0.39 per diluted common share, respectively.

•                  After-tax expenses associated with certain acquisition accounting adjustments for ITC Midwest, ITCTransmission, and METC resulting from the FERC audit order on ITC Midwest issued in May 2012 of less than $0.1 million for both the fourth quarter 2013 and 2012 and $0.3 million or $0.01 per diluted common share and $8.3 million or $0.16 per diluted common share for the year-ended December 31, 2013 and 2012, respectively.

Operating earnings for the fourth quarter increased by $13.0 million, or $0.23 per diluted common share, compared with the same period last year.  For the year-ended December 31, 2013, operating earnings increased $42.1 million, or $0.75 per diluted common share compared to full year 2012 results.  The increase in the fourth quarter 2013 was largely attributable to higher income associated with increased rate base at our operating companies.  The increase for the year-ended December 31, 2013 was largely attributable to higher income associated with increased rate base and AFUDC at our operating companies.

ITC invested $844.5 million in capital projects at its operating companies during the year-ended December 31, 2012, including $220.0 million at ITCTransmission, $176.9 million at METC, $301.9 million at ITC Midwest and $145.7 million at ITC Great Plains.

“Despite the challenges that ITC faced during 2013, we delivered on all of our key operational and financial objectives for the year, which is a testament to the strength of our organization,” said Joseph L. Welch, chairman, president and CEO of ITC. “Although the outcome of the Entergy transaction was not what we hoped for when we chose to pursue it, we have emerged from this endeavor a stronger company. We are entering 2014 with clarity and an enhanced focus on our strategy to invest in transmission infrastructure for the benefit of customers while delivering growth and returns to our shareholders and providing strong leadership in an evolving industry.”

EPS and Capital Expenditure Guidance

For 2014, ITC is reaffirming its full year operating earnings per share guidance of $5.50 to $5.70 per share on a pre-stock split basis ($1.83 to $1.90 on a split adjusted basis).  ITC is also reaffirming its 2014 capital guidance of $730 to $840 million, which includes $250 to $285 million for ITCTransmission, $130 to $150 million for METC, $255 to $290 million for ITC Midwest and $95 to $115 million, for ITC Great Plains.

Fourth Quarter 2013 Operating Earnings Financial Results Detail

ITC’s operating revenues for the fourth quarter of 2013 increased to $255.4 million compared to $221.6 million for the fourth quarter of 2012. This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by the Midcontinent ISO (MISO) as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $28.9 million decreased by $2.7 million compared to the same period in 2012. This decrease was primarily due to lower vegetation management requirements, lower NERC compliance activities associated with surveying transmission overhead lines and lower expenses associated with overhead line maintenance activities.

General and administrative (G&A) expenses of $29.4 million were $5.2 million higher compared to the same period in 2012.  Amounts reported for the fourth quarter 2013 and 2012 exclude $8.9 million and $9.1 million, respectively, of pre-tax expenses related to the Entergy transaction. This increase was primarily due to higher compensation-related expenses due to personnel additions and increases in other professional fees such as legal, advisory and financial services.

Depreciation and amortization expenses of $31.0 million increased by $3.0 million compared to the same period in 2012 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $16.3 million were $0.8 million higher than the same period in 2012. This increase was due to capital additions made at our regulated operating subsidiaries, which are included in the tax base for 2013 personal property taxes.

Interest expense of $42.8 million increased by $4.2 million compared to the same period in 2012. Amounts reported for the fourth quarter 2013 and 2012 exclude $2.0 million and $0.2 million, respectively, of pre-tax expenses related to the adjustments to operating earnings noted previously. The increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the fourth quarter of 2013 was 37.2 percent compared to 36.4 percent for the same period last year.  Amounts reported for the fourth quarter of 2013 and 2012 exclude approximately $17.9 million and $0.6 million, respectively, associated with adjustments to operating earnings noted previously.

Year-End 2013 Operating Earnings Financial Results Detail

ITC’s operating revenues for the year ended December 31, 2013 increased to $941.3 million compared to $841.5 million from the same period last year.  Amounts reported for year-ended December 31, 2012 exclude approximately $11.0 million in reduction to revenues associated with the ITC Midwest FERC audit related refunds recorded for ITCTransmission, METC and ITC Midwest. This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

O&M expenses of $112.8 million were $9.1 million lower for the year ended December 31, 2013 compared to the same period in 2012. This decrease was due to lower vegetation management requirements, lower NERC compliance activities associated with surveying transmission overhead lines and lower expenses associated with overhead line maintenance activities.

G&A expenses of $98.2 million were $12.6 million higher compared to the same period in 2012. Amounts reported for the year ended December 31, 2013 and 2012 exclude approximately $50.9 million and $26.4 million, respectively, of pre-tax expenses associated with the Entergy transaction.  This increase was primarily due to higher compensation-related expenses due to personnel additions and due to an increase in other professional fees such as legal, advisory and financial services.

Depreciation and amortization expenses of $118.6 million increased by $12.1 million for the year ended December 31, 2013 compared to the same period in 2012. This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $65.8 million were $6.1 million higher compared to the same period in 2012. This increase was due to capital additions made at our regulated operating subsidiaries, which are included in the tax base for 2013 personal property taxes.

Interest expense of $164.6 million was $10.6 million higher compared to the same period in 2012. Amounts reported for the year ended December 31, 2013 and 2012 exclude approximately $3.7 million and $1.7 million, respectively, of pre-tax expenses associated with the adjustments to operating earnings noted previously. This increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the year-ended December 31, 2013 was 36.5 percent compared to 35.7 percent for the same period in 2012. Amounts reported for the year-ended December 31, 2013 and 2012 exclude income taxes of $29.5 million and $11.4 million, respectively, associated with adjustments to operating earnings noted previously.

Fourth Quarter and Year-End Conference Call and Webcast

ITC will conduct a webcast and conference call at 11:00am Eastern on Thursday, February 27, 2014 during which Joseph L. Welch, chairman, president and CEO and Cameron M. Bready, executive vice president and CFO will discuss the results. Individuals wishing to participate in the conference call may dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode.  A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page.  The conference call replay, available through March 3, 2014, and can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 49758882. The webcast will be archived on the ITC website.

Other Available Information

More detail about the year-end 2013 results may be found in ITC’s Form 10-K filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-K can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, the company also focuses on expansion in areas where significant transmission system improvements are needed. For more information, please visit ITC’s website at www.itc-holdings.com. (itc-ITC-F)

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission.  ITC’s management believes the company’s operating earnings, or GAAP earnings adjusted for specific items as described in the release, provide a more meaningful representation of the company’s fundamental earnings power.  However, such measures should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable.  Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our Form 10-K filed with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
(In thousands, except per share data)	2013	2012	2013	2012
OPERATING REVENUES	$255,369	$221,646	$941,272	$830,535
OPERATING EXPENSES
Operation and maintenance	28,915	31,627	112,821	121,941
General and administrative	38,342	33,300	149,109	112,091
Depreciation and amortization	31,013	28,059	118,596	106,512
Taxes other than income taxes	16,332	15,515	65,824	59,701
Other operating (income) and expense — net	(597)	(183)	(1,139)	(769)
Total operating expenses	114,005	108,318	445,211	399,476
OPERATING INCOME	141,364	113,328	496,061	431,059
OTHER EXPENSES (INCOME)
Interest expense — net	44,792	38,816	168,319	155,734
Allowance for equity funds used during construction	(4,844)	(7,200)	(30,159)	(23,000)
Other income	270	15	(1,038)	(2,401)
Other expense	699	1,500	6,571	4,218
Total other expenses (income)	40,917	33,131	143,693	134,551
INCOME BEFORE INCOME TAXES	100,447	80,197	352,368	296,508
INCOME TAX PROVISION	23,510	31,941	118,862	108,632
NET INCOME	$76,937	$48,256	$233,506	$187,876
Basic earnings per common share	$1.47	$0.93	$4.46	$3.65
Reported diluted earnings per common share	$1.45	$0.92	$4.42	$3.60
Operating diluted earnings per common share	$1.32	$1.09	$4.90	$4.15
Dividends declared per common share	$0.425	$0.378	$1.605	$1.460

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Reported net income	$76,937	$48,256	$233,506	$187,876
Pre-tax Entergy transaction related expense	10,813	9,243	54,190	26,910
Pre-tax liability for audit related refund	105	102	416	13,150
Income taxes on adjustments	(17,897)	(606)	(29,510)	(11,420)
Operating earnings	$69,958	$56,995	$258,602	$216,516

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Reported diluted EPS	$1.45	$0.92	$4.42	$3.60
Pre-tax Entergy transaction related expense	0.21	0.17	1.03	0.52
Pre-tax liability for audit related refund	—	—	0.01	0.25
Income taxes on adjustments	(0.34)	—	(0.56)	(0.22)
Operating diluted EPS	$1.32	$1.09	$4.90	$4.15

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
(in thousands, except share data)	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$34,275	$26,187
Accounts receivable	89,348	72,192
Inventory	31,986	37,357
Deferred income taxes	17,225	23,014
Regulatory assets — revenue accruals, including accrued interest	6,334	7,489
Prepaid and other current assets	12,370	31,987
Total current assets	191,538	198,226
Property, plant and equipment (net of accumulated depreciation and amortization of $1,330,094 and $1,269,810, respectively)	4,846,526	4,134,579
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $21,616 and $18,397, respectively)	49,328	48,492
Other regulatory assets	179,068	180,378
Deferred financing fees (net of accumulated amortization of $15,261 and $17,838, respectively)	25,585	19,293
Other	40,035	33,678
Total other assets	1,244,179	1,232,004
TOTAL ASSETS	$6,282,243	$5,564,809
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$111,145	$123,022
Accrued payroll	21,930	20,740
Accrued interest	53,049	44,708
Accrued taxes	29,805	28,117
Regulatory liabilities — revenue deferrals, including accrued interest	33,120	53,763
Refundable deposits from generators for transmission network upgrades	23,283	40,745
Debt maturing within one year	200,000	651,929
Other	27,047	40,287
Total current liabilities	499,379	1,003,311
Accrued pension and postretirement liabilities	53,704	53,243
Deferred income taxes	562,938	460,072
Regulatory liabilities — revenue deferrals, including accrued interest	36,447	28,613
Regulatory liabilities — accrued asset removal costs	67,571	75,477
Refundable deposits from generators for transmission network upgrades	19,328	7,623
Other	17,032	26,317
Long-term debt	3,412,112	2,495,298

STOCKHOLDERS’ EQUITY

Common stock, without par value, 100,000,000 shares authorized, 52,500,265 and 52,248,514 shares issued and outstanding at December 31, 2013 and 2012, respectively	1,014,435	989,334
Retained earnings	592,970	443,569
Accumulated other comprehensive income (loss)	6,327	(18,048)
Total stockholders’ equity	1,613,732	1,414,855
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,282,243	$5,564,809

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

	Twelve months ended
	December 31,
(in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$233,506	$187,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	118,596	106,512
Recognition of and refund and collection of revenue accruals and deferrals — including accrued interest	(11,972)	(13,052)
Deferred income tax expense	76,703	67,285
Allowance for equity funds used during construction	(30,159)	(23,000)
Other	17,864	13,772
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(16,312)	1,721
Inventory	5,371	(2,502)
Prepaid and other current assets	16,891	(25,102)
Accounts payable	17,638	(5,400)
Accrued payroll	1,619	1,583
Accrued interest	8,341	1,066
Accrued taxes	6,113	24,247
Tax benefit on the excess tax deduction of common stock	(4,302)	(23,022)
Other current liabilities	1,630	2,912
Other non-current assets and liabilities, net	7,669	12,627
Net cash provided by operating activities	449,196	327,523
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(821,588)	(802,763)
Proceeds from sale of marketable securities	20,844	5,935
Purchases of marketable securities	(22,250)	(11,779)
Other	(3,294)	(454)
Net cash used in investing activities	(826,288)	(809,061)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	933,025	175,000
Borrowings under revolving credit agreements	1,090,100	1,355,150
Borrowings under term loan credit agreements	675,000	200,000
Retirement of long-term debt	(452,000)	—
Repayments of revolving credit agreements	(1,146,700)	(1,228,410)
Repayments of term loan credit agreements	(635,000)	—
Issuance of common stock	10,042	14,189
Dividends on common stock	(84,129)	(75,153)
Refundable deposits from generators for transmission network upgrades	32,281	33,310
Repayment of refundable deposits from generators for transmission network upgrades	(38,236)	(38,253)
Tax benefit on the excess tax deduction of common stock	4,302	23,022
Other	(3,505)	(9,474)
Net cash provided by financing activities	385,180	449,381
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,088	(32,157)
CASH AND CASH EQUIVALENTS — Beginning of period	26,187	58,344
CASH AND CASH EQUIVALENTS — End of period	$34,275	$26,187